                                                        Exhibit No. EX-99(13)(a)

                VOYAGEUR MINNESOTA MUNICIPAL INCOME FUND II, INC.


                                       AND


                             VOYAGEUR FUND MANAGERS


                                       AND


                  SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED


                              REMARKETING AGREEMENT


                               DATED MAY 14, 1993

                              REMARKETING AGREEMENT


                  THIS REMARKETING AGREEMENT, dated May 14, 1993 (the "Remarketing Agreement"), by and among Voyageur Minnesota Municipal Income Fund II, Inc., a Minnesota corporation (the "Fund"), Voyageur Fund Managers, a Minnesota general partnership (the "Adviser"), and Smith Barney, Harris Upham & Co. Incorporated, a Delaware corporation ("Smith Barney");

                                   WITNESSETH:

                  WHEREAS, the Fund expects to issue 600 Municipal Income Preferred Shares, Series A ("Series A") and 600 Municipal Income Preferred Shares, Series B ("Series B"), each par value $.01 per share and with a liquidation preference of $50,000 per share plus accumulated but unpaid dividends (collectively, the "Shares"), pursuant to and with the powers, preferences and rights assigned to them in the Fund's Articles of Incorporation, as amended to the date hereof and including the statement establishing and fixing the rights and preferences of the Shares (the "Statement"), on file with the Secretary of State of the State of Minnesota (together, the Fund's Articles of Incorporation and the Statement are referred to herein as the "Articles");

                  WHEREAS, each series of the Shares will initially be sold to and purchased by Smith Barney, PaineWebber Incorporated ("PaineWebber") and Dougherty, Dawkins, Strand & Bigelow, Inc. ("Dougherty Dawkins") pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") dated May 11, 1993 among the Fund, the Adviser, Smith Barney, PaineWebber and Dougherty Dawkins;

                  WHEREAS, the Fund has requested Smith Barney to act as the Remarketing Agent under this Agreement in accordance with the provisions of the Articles (and the Board of Directors of the Fund has adopted a resolution appointing Smith Barney as Remarketing Agent) (a) to set the Applicable Dividend Rate on each series of the Shares from time to time on behalf of the Fund and
(b) to remarket each series of the Shares tendered to it in a Remarketing on behalf of the Beneficial Owners of such series of the Shares from time to time who wish to sell their Shares in a Remarketing (Smith Barney being referred to hereinafter when acting in any of such capacities as the "Remarketing Agent"); and

                  WHEREAS, Smith Barney is willing to assume such duties on the terms and conditions expressly set forth herein.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                  Section 1. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Articles.

                  Section 2.  Appointment and Obligations of Remarketing Agent.

                  (a) The Fund hereby appoints Smith Barney, and Smith Barney hereby accepts such appointment, as the exclusive Remarketing Agent of each series of the Shares for the purpose of (i) setting the Applicable Dividend Rate on such Shares from time to time, (ii) remarketing such Shares from time to time on behalf of the Beneficial Owners thereof, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Articles; all pursuant to the procedures set forth in the Articles and the Prospectus dated May 11, 1993 relating to the offering of each series of the Shares (the "Prospectus"). The Fund shall have the right, on seven Business Days' notice to the Remarketing Agent, to appoint one or more additional Remarketing Agents with respect to the Shares under an agreement substantially in the form of this Agreement. Upon any such appointment, including any appointment of a successor Remarketing Agent pursuant to Section 4 hereof, all references in this Agreement to "Remarketing Agent" shall be deemed to refer also to each such additional or successor Remarketing Agent. Any such additional or successor Remarketing Agent shall accept its appointment by executing an agreement substantially in the form of this Agreement.

                  (b) The Remarketing Agent agrees with respect to each series of the Shares (i) to calculate the Maximum Dividend Rate applicable to each Dividend Period with respect to such Shares; (ii) to use its best efforts to set in Remarketings the Applicable Dividend Rate on such Shares; (iii) to notify the Fund promptly of the Applicable Dividend Rate; (iv) to use its best efforts to remarket such Shares tendered to the Remarketing Agent in Remarketings held from time to time as provided in the Articles; (v) to assist the Fund in establishing the Specific Redemption Provisions, if any, relating to such Shares; and (vi) to carry out such other duties as are assigned to the Remarketing Agent in the Articles, all in accordance with the provisions of the Articles.

                  (c) The Remarketing Agent agrees that if, at any time, either Moody's or S&P shall not make available a rating for a series of the Shares required for the Remarketing Agent to calculate any maximum Dividend Rate, or if both Moody's and S&P shall not make available such a rating, the Fund shall select one or more Substitute Rating Agencies for such purpose.

                  (d) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Agent hereunder are conditioned upon the issuance and delivery of each series of the Shares pursuant to the terms and conditions of the Underwriting Agreement. It is further understood and agreed by and between the parties that the Remarketing Agent shall not be obligated to set the Applicable Dividend Rate on a series of the Shares or to remarket a series of the Shares during a Non-Payment Period, or at any time that any of the conditions set forth in clauses (a) and (b) of Section 7 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Agent or at any time any of the events set forth in clause (c) of said Section 7 shall have occurred.

                  (e) Subject to a failure to remarket, as described in Part II
Section 5 of the Statement, by 3:30 p.m., New York City time, on each Remarketing Date, the Remarketing Agent will advise Bankers Trust Company (the "Paying Agent") of (i) the Applicable Dividend Rate determined in the related Remarketing; (ii) the identities of (and the number of Shares held by) the Beneficial Owners who purchased such Shares as a result of the Remarketing, to the extent known to the Remarketing Agent; (iii) the identities of (and number of Shares sold by) persons who sold Shares in the Remarketing; and (iv) the Specific Redemption Provisions, if any, relating to a series of the Shares. By 3:30 p.m., New York City time, on each Remarketing Date, the Remarketing Agent shall also advise the Fund of the information set forth in clauses (i) and (ii) of this Section 2(f), to the extent such information is known to the Remarketing Agent.

                  (f) As soon as practicable after the Date of Original Issue for any series of the Shares, but not later than the fifth Business Day preceding the date of the first Remarketing for such Shares, the Remarketing Agent will provide the Fund and the Paying Agent with a list of the persons to whom it has sold Shares, the number of Shares sold to each such person and the number of Shares it is holding as of the date of such notice.

                  (g) The Remarketing Agent shall promptly notify the Paying Agent by a notice substantially in the form of Exhibit A hereto of any transfers of Shares outside of a Remarketing of which it is aware.

                  (h) Whenever the Fund intends to include any net capital gains or other income taxable for federal income tax purposes in any dividend on any series of the Shares, the Fund intends to notify the Remarketing Agent and the Paying Agent of the amount to be so included seven days prior to the Remarketing on which the Applicable Dividend Rate for such dividend is to be established. The Remarketing Agent agrees that, whenever it receives such notice from the Fund, it will in turn notify the holders of such series of the shares and prospective purchasers believed by it to be interested in purchasing such series of the Shares in such Remarketing. If the Fund retroactively allocates net capital gains or other income taxable for federal income tax purposes without having provided such notice, the Fund shall notify the Remarketing Agent of such retroactive allocation as provided in the Articles.

                  (i) The Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth in the Articles so long as any such modification does not adversely affect the Beneficial Owners or the Holders of a series of the Shares of the Fund, does not adversely affect the rating of a series of the Shares and does not cause the Fund to violate any law, rule or regulation, including the 1940 Act and the laws of the State of Minnesota.

                  (j) The Remarketing Agent may, in its sole discretion, modify the procedures concerning notification of redemption set forth in the Articles, provided that any such modification does not adversely affect the Holder or any Beneficial Owner of a series of the Shares, does not adversely affect the rating of a series of the Shares and does not cause the Fund to violate any law, rule or regulation, including the 1940 Act and the laws of the State of Minnesota.

                  Section 3.  Fees, Expenses and Commissions.

                  (a) For the performance of its services as Remarketing Agent hereunder, the Fund shall pay to the Remarketing Agent on November 1, 1993 and each May 1 and November 1 thereafter (or the next Business Day if such payment date is not a Business Day) with respect to each series of the Shares outstanding on such day a fee which shall be calculated by multiplying (i) the product of .25% times $50,000 by (ii) the actual number of days from and including such day to but excluding the next day for payment of such fee (or prior redemption or liquidation date for such series of the Shares, as the case may be) divided by 360, rounding the product of (i) and (ii) upwards to the nearest dollar; provided that should the Dividend Period be a Special Dividend Period of 90 days or more, then during such Dividend Period the fee for such series of the Shares will not be calculated in the aforesaid manner and, with respect to such series of the Shares, the Fund will instead pay to the Remarketing Agent a fee, to be determined by mutual consent of the Fund and the Remarketing Agent, based upon the selling concessions that would be applicable to an underwriting of a fixed or variable rate preferred stock issue with a similar dividend period at the commencement of such Dividend Period. In addition to its obligations under Section 8 hereof, the Fund shall reimburse the Remarketing Agent for extraordinary out-of-pocket expenses, such as legal fees, incurred in connection with the performance of its duties hereunder. The obligation of the Fund to make the payments required by this Section 3 shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full.

                  (b) The Remarketing Agent may pay to Broker-dealers which obtain purchasers of a series of the Shares a commission based upon the number of shares sold, which will not be in excess of the amount of the remarketing fee to be paid to the Remarketing Agent. The Remarketing Agent may also pay to Broker-dealers a commission on the same basis with respect to each consecutive additional Dividend Period for which Shares are held by owners obtained by them.

                  Section 4.  Resignation and Removal of Remarketing Agent.

                  (a) The Remarketing Agent may resign and be discharged from its duties and obligations hereunder with respect to the Shares by giving 60 days' prior written notice to the Fund, the Securities Depository and the Paying Agent; provided, however, that no such prior resignation nor any such removal shall be effective until the Fund shall have appointed a nationally recognized broker-dealer as successor Remarketing Agent pursuant to the Articles and such successor Remarketing Agent shall have entered into a remarketing agreement with the Fund in which it shall have agreed to conduct Remarketings in accordance with the terms and conditions of the Articles. In such case, the Fund will use its best efforts to appoint a successor Remarketing Agent and enter into such remarketing agreement with such person as soon as reasonably practicable.

                  (b) The Fund may remove the Remarketing Agent for any reason by giving at least 60 days' prior written notice to the Remarketing Agent, the Securities Depository and the Paying Agent; provided, however, that no such removal shall become effective until the Fund shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Fund in which it shall have agreed to conduct Remarketings in accordance with the terms and conditions of the Articles. In such case, the Fund will use its best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable.

                  Section 5. Dealing in Shares; Redemption of Remarketing Agent's Shares. The Remarketing Agent, when acting as Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in each series of the Shares; provided, however, that the Remarketing Agent may hold for its own account a series of the Shares upon completion of a Remarketing only if (a) the Applicable Dividend Rate established with respect to such series of the Shares in the Remarketing is no higher than the Applicable Dividend Rate that would have been set if the Remarketing Agent did not hold or had not purchased such series of the Shares, and (b) the Remarketing Agent purchases all tendered such series of the Shares not sold in the Remarketing to other purchasers. Except as provided in clause (b) of the preceding sentence, the Remarketing Agent is not obligated to purchase any series of the Shares that would otherwise remain unsold in a Remarketing. If the Remarketing Agent owns any series of the Shares immediately prior to a Remarketing and if all other series of the Shares tendered for sale by other Beneficial owners have been sold in such Remarketing, then the Remarketing Agent may sell such number of its Shares in such Remarketing as there are outstanding orders to purchase that have not been filled by Shares tendered for sale by Beneficial owners other than any Remarketing Agent. Smith Barney may exercise any vote or join in any action which any Holder of Shares may be entitled to exercise or take pursuant to the Articles with like effect as if it did not act in any capacity hereunder. Smith Barney, in its individual capacity, either, as principal or agent, may also engage in or have an interest in any financial or other transaction with the Fund as freely as if it did not act in any capacity hereunder.

                  Section 6.  Information.

                  (a) The Fund agrees to furnish to the Remarketing Agent: (i) copies of the Articles and the By-laws and any amendment thereto and each report or other document mailed or made available to holders of each series of the Shares (including annual reports to shareholders) or filed by the Fund with the Commission (including any documents incorporated therein by reference); (ii) notice of the creation of any subsidiary by the Fund; (iii) notice of the purchase of each series of the Shares, either in a Remarketing or otherwise, by a subsidiary or affiliate of the Fund as soon as the Fund shall become aware of such purchase; (iv) notice of the occurrence of any of the events set forth in clause (c) of section 7 hereof; and (v) in connection with the Remarketing of each series of the Shares, such other remarketing information as the Remarketing Agent may reasonably request from time to time, including but not limited to the financial condition of the Fund. The Fund agrees to provide the Remarketing Agent with as many copies of the foregoing materials and information as the Remarketing Agent may reasonably request for use in connection with the Remarketing of each series of the Shares and consents to the use thereof for such purpose. If, in connection with the Fund's obligation to provide certain information to the Remarketing Agent for its use as a Remarketing Agent, such information is reasonably determined by the Fund and the Remarketing Agent to be confidential to the Fund, the Fund and the Remarketing Agent shall enter into a mutually acceptable confidentiality agreement.

                  (b) If at any time during the term of this Agreement any event or condition known to the Fund relating to or affecting the Fund or any series of the Shares shall occur which might affect the accuracy or completeness of any statement of a material fact contained in any of the reports, documents, materials and information referred to in clause (a) above or any document incorporated therein by reference (collectively, the "Remarketing Materials") or any other materials or information made publicly available by the Fund, the Fund shall promptly notify the Remarketing Agent in writing of the circumstances and details of such event or condition.

                  (c) None of the information contained in any of the Remarketing Materials shall contain an untrue or misleading statement of a fact or omit to state a fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to which there shall be a substantial possibility that such fact, statement or omission would be material to an existing Holder or prospective purchaser of Shares.

                  Section 7. Conditions to Obligations of Remarketing Agent. The obligations of the Remarketing Agent with respect to each series of the Shares under this Agreement have been undertaken in reliance upon, and shall be subject to: (a) the due performance in all material respects by the Fund of its obligations and agreements as set forth in this Agreement (including Section 6(c) hereof) and the Underwriting Agreement; (b) the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in the Underwriting Agreement; and (c) the non-occurrence of any of the following events: (i) the rating of such series of the Shares shall have been downgraded or withdrawn by a national rating service after the date hereof, the effect of which, in the opinion of the Remarketing Agent, is to affect materially and adversely the market price of such series of the Shares or the Remarketing Agent's ability to remarket the Shares; (ii) all of such series of the Shares shall have been called for redemption; (iii) a pending or proposed change in applicable tax laws; (iv) a material adverse change in the financial condition of the Fund; (v) a banking moratorium; (vi) domestic or international hostilities; (vii) an imposition of material restrictions on such series of the Shares or (ix) without the prior written consent of the Remarketing Agent, the Articles, the Bylaws of the Fund or the Paying Agent Agreement dated as of the date hereof between the Fund and Bankers Trust Company (the "Paying Agent Agreement") shall have been amended in any manner that, in the opinion of the Remarketing Agent, materially changes the nature of such series of the Shares or the remarketing procedures (a "Material Change"). In the event of the failure of any such conditions with respect to the Shares, the Remarketing Agent may terminate its obligations under this Agreement as provided in Section 9(b) hereof.

                  Section 8.  Indemnification.

                  (a) The Fund and the Adviser, jointly and severally, agree to indemnify and hold harmless the Remarketing Agent and its officers, directors and employees and each person, if any, who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Indemnified Persons" and individually, an "Indemnified Person") from and against any losses, claims, damages or liabilities to which any Indemnified Person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials, or arise out of, or are based upon, the omission or alleged omission to state a material fact required to be stated in the Remarketing Materials or any revision thereof or supplement thereto or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or arise out of, or are based upon, any violation by the Fund or the Adviser of, or any failure by the Fund or the Adviser to perform any of its obligations under, this Agreement. The Fund or the Adviser agrees to promptly reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in investigating, defending or preparing to defend any such action or claim; provided, however, that neither the Fund nor the Adviser shall be liable in any such case to the extent any such loss, claim, damage or liability arises out of the use by the Remarketing Agent of any information that is not contained in the Remarketing Materials. The indemnity agreement in this paragraph shall be in addition to any liability or obligation which the Fund or the Adviser may otherwise have to any Indemnified Person and shall extend upon the same terms and conditions to each person, if any, who controls any Indemnified Person within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (b) Each Indemnified Person shall give notice as promptly as reasonably practicable to the Fund and the Adviser of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Fund and the Adviser shall not relieve either the Fund or the Adviser from any liability which it may have otherwise than on account of this indemnity agreement. No settlement or compromise of any such action shall be made without the consent of the Fund, which consent shall not be unreasonably withheld. The Fund may participate at its own expense in the defense of such action. In no event shall the Fund or the Adviser be liable for fees and expenses of more than one counsel separate from its own counsel for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                  (c) The indemnity agreement contained in clauses (a) and (b) of this Section 8 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, and shall survive the termination or cancellation of this Agreement and the remarketing of any Shares hereunder.

                  Section 9.  Termination of Remarketing Agreement.

                  (a) This Agreement shall terminate as to the Remarketing Agent and its obligations hereunder with respect to the Shares on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 4 hereof. The obligations of the parties under this Agreement with respect to the Shares (other than those provided in Sections 2(b)(i), 2(h), 2(i), 8 and 10) will be suspended during a Non-Payment Period.

                  (b) In addition, the Remarketing Agent may terminate this Agreement and all of its obligations hereunder, by notifying the Fund of its election to do so, if any of the conditions referred to or set forth in Section 7 hereof have not been met or satisfied in full and such failure shall have continued for a period of 30 days after such Remarketing Agent has given notice thereof to the Fund specifying the condition which has not been met and requiring it to be met.

                  Section 10. Remarketing Agent's Performance; Duty of Care. The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Remarketing Agreement and the Articles. No implied covenants or obligations shall be read into this Remarketing Agreement or the Articles. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Remarketing Agreement or the Articles, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Agent shall incur no liability to the Fund or to any Beneficial owner or Holder of a series of the Shares in its individual capacity or as Remarketing Agent for any action or failure to act in connection with a Remarketing or otherwise, except as a result of its gross negligence or willful misconduct.

                  Section 11. Books and Records. The Remarketing Agent shall keep such books and records with respect to the performance of its duties hereunder as shall be consistent with prudent industry practice and shall make such books and records available for inspection by the Fund on reasonable-notice during normal business hours.

                  Section 12. Governing Law and Time. The Remarketing Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in said State. Except where otherwise provided, specified times of day refer to New York City time.

                  Section 13. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof with respect to each series of the Shares until the first day thereafter on which no such Shares are outstanding. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Fund pursuant to section 3(a) hereof and the Fund and the Adviser pursuant to Section 8 hereof shall remain operative and in full force and effect until fully satisfied.

                  Section 14. Successors and Assigns. The rights and obligations of the Fund and Adviser hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Fund. This Agreement shall inure to the benefit of and be binding upon the Fund, the Adviser and the Remarketing Agent and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or any Indemnified Person, to the extent provided in Section 8 hereof. The terms "successors" and "assigns" shall not include any purchaser of any series of the Shares merely because of such purchase.

                  Section 15. Headings. The section headings herein are for convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

                  Section 16. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

                  Section 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

                  Section 18. Remarketing Agent Not Acting as Underwriter. It is understood and agreed by the parties hereto that the only obligations of the Remarketing Agent hereunder are as set forth in Sections 2 and 11 hereof. When engaged in remarketing any tendered Shares, the Remarketing Agent shall act only as agent for and on behalf of each owner of such series of the Shares so tendered. The Remarketing Agent shall not act as an underwriter for such tendered Shares and shall not be obligated in any case to provide funds to make payments to any Beneficial Owner upon such Beneficial Owner's tender of its Shares in any Remarketing (except in its individual capacity as purchaser of those Shares it may elect, in accordance with Section 5 hereof, to purchase, in its sole discretion) or to otherwise expend or risk its own funds or incur or become exposed to financial liability in the performance of its duties hereunder.

                  Section 19. Amendment. This Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Agreement as amended is not inconsistent with the Articles in effect as of the date of any such amendment.

                  Section 20. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, postage prepaid and return receipt requested, or by prepaid courier service, addressed as follows: if to the Fund or the Adviser, to either of them at 100 South Fifth Street, Suite 2200, Minneapolis, Minnesota 55402, Attention: Kenneth E. Dawkins; and if to the Remarketing Agent, to Smith Barney, Harris Upham & Co. Incorporated, 1345 Avenue of the Americas, New York, New York 10105, Attention:
Short-Term Preferred Sales and Trading - 44th Floor.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                            VOYAGEUR MINNESOTA MUNICIPAL
                                            INCOME FUND II, INC.


                                            By:________________________________
                                            Name:
                                            Title:


                                            VOYAGEUR FUND MANAGERS
                                            By:  VOYAGEUR ASSET MANAGEMENT
                                                    GROUP, INC.
                                                 Its General Partner


                                            By:________________________________
                                            Name:
                                            Title:


                                            SMITH BARNEY, HARRIS UPHAM & CO.
                                            INCORPORATED


                                            By:________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT A

                       [Remarketing Agent to Paying Agent-
                  to be used only for transfers made other than
                           pursuant to a Remarketing]

                VOYAGEUR MINNESOTA MUNICIPAL INCOME FUND II, INC.
             MUNICIPAL INCOME PREFERRED SHARES ("PREFERRED SHARES")
                                  TRANSFER FORM


The undersigned hereby notifies you that:

_______________________________________________
(Print name of existing beneficial owner)

has sold ________ Preferred Shares to


_______________________________________________
(Print name of new beneficial owner)


SMITH BARNEY, HARRIS UPHAM & CO.  INCORPORATED


By:____________________________________________
Name:
Title: